Exhibit (a)(5)(VVV)
CNMV COMISIÓN NACIONAL DEL MERCADO DE VALORES

RESULTS OF THE PTO BY E.ON ZWÖLFTE VERWALTUNGS GMBH OVER ENDESA, S.A.

Monday, 10 April 2007

Pursuant to the second paragraph of Article 27 of Royal Decree 1197/1991, of 26 July, the National Commission for the Securities Market (Comisión Nacional del Mercado de Valores) communicates that the public tender offer launched by E.ON Zwölfte Verwaltungs GmbH over 100% of Endesa S.A. share capital, has been accepted by a number of 63,638,451 shares representing 6.01% of the shareholding capital of the target company. From such number, 1,689,874 shares correspond to the U.S. offer.

Therefore, the PTO has not been successful, as the minimum limit for its validity (529,481,934 shares, representing 50.01% of the share capital of Endesa) has not been reached and the offeror has not waived such condition.

The declarations of acceptance of the PTO shall immediately become ineffective, and the offeror shall bear the costs arising from the acceptance and the return of the corresponding documentation.